Exhibit 99.4

To the Limited Partners of

Cambridge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC General Partner,
Cambridge Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036 855-672-4468

Report of Independent Registered Public Accounting Firm

To the General Partner of Cambridge Master Fund L.P. (in liquidation),

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of Cambridge Master Fund L.P. (in liquidation) (the “Partnership”), including the condensed schedule of investments, as of March 31, 2019, and the related statements of income and expenses and changes in partners’ capital for the period from January 1, 2019 to March 31, 2019, and the related notes. We have also audited the statements of financial condition, including the condensed schedule of investments, as of December 31, 2018, and the related statements of income and expenses and changes in partners’ capital for each of the two years in the period then ended (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at March 31, 2019 and December 31, 2018, and the results of its operations and changes in its partners’ capital for the period from January 1, 2019 to March 31, 2019 and each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the General Partner of the Partnership has decided to liquidate the Partnership and the Partnership determined liquidation is imminent. As a result, the Partnership changed its basis of accounting from the going concern basis to a liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

We have served as the auditor of the Partnership since 2017.

Boston, MA

May 23, 2019

Cambridge Master Fund L.P.

Statements of Financial Condition

March 31, 2019 (Termination of Operations) (Liquidation Basis) and December 31, 2018

	March 31, 2019*	December 31, 2018
Assets:
Equity in trading accounts:
Unrestricted cash (Note 3c)	$12,159,423	$16,818,378
Restricted cash (Note 3c)	75,330	4,615,439

Total assets	$12,234,753	$21,433,817

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$75,748	$253,284
Accrued expenses:
Professional fees	48,460	47,333
Redemptions payable (Note 6)	-	3,851,197
Liquidation redemptions payable (Note 10)	12,110,545	-

Total liabilities	12,234,753	4,151,814

Partners’ Capital:
General Partner	-	-
Limited Partners	-	17,282,003

Total partners’ capital (net asset value)	-	17,282,003

Total liabilities and partners’ capital	$12,234,753	$21,433,817

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Condensed Schedule of Investments

March 31, 2019 (Termination of Operations) (Liquidation Basis)

	Notional ($)	Fair Value	% of Partners’ Capital*
Unrealized Appreciation on Open Forward Contracts

Currencies	$309,702,976	$1,486,557	12.27%

Total unrealized appreciation on open forward contracts		1,486,557	12.27

Unrealized Depreciation on Open Forward Contracts

Currencies	$259,621,707	(1,562,305)	(12.90)

Total unrealized depreciation on open forward contracts		(1,562,305)	(12.90)

Net unrealized depreciation on open forward contracts		$(75,748)	(0.63)%

*	Calculated based on pre-liquidation partners’ capital.

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2018

	Notional ($)	Fair Value	% of Partners’ Capital
Unrealized Appreciation on Open Forward Contracts

Currencies	$218,910,436	$2,894,035	16.75%

Total unrealized appreciation on open forward contracts		2,894,035	16.75

Unrealized Depreciation on Open Forward Contracts

Currencies	$212,074,673	(3,147,319)	(18.22)

Total unrealized depreciation on open forward contracts		(3,147,319)	(18.22)

Net unrealized depreciation on open forward contracts		$(253,284)	(1.47)%

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Statements of Income and Expenses

For the Period From January 1, 2019 to March 31, 2019 (Termination of Operations) (Liquidation Basis)

and For the Years Ended December 31, 2018 and 2017

	2019*	2018	2017
Investment Income:
Interest income	$99,563	$520,344	$283,789

Expenses:
Clearing fees (Note 3c)	13,782	84,859	117,678
Professional fees	14,753	64,291	59,883

Total expenses	28,535	149,150	177,561
Expense reimbursements	-	-	(35,368)

Net expenses	28,535	149,150	142,193

Net investment income (loss)	71,028	371,194	141,596

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(1,346,707)	(3,839,932)	1,579,817
Net change in unrealized gains (losses) on open contracts	177,576	453,601	387,620

Total trading results	(1,169,131)	(3,386,331)	1,967,437

Net income (loss)	$(1,098,103)	$(3,015,137)	$2,109,033

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Period From January 1, 2019 to March 31, 2019 (Termination of Operations) (Liquidation Basis)

and For the Years Ended December 31, 2018 and 2017

Partners’ Capital
Partners’ Capital, December 31, 2016	$57,156,866
Redemptions - Limited Partners	(32,379,023)
Net income (loss)	2,109,033
Distribution of interest income to feeder funds	(208,052)

Partners’ Capital, December 31, 2017	26,678,824
Subscriptions - Limited Partners	25,899,434
Redemptions - Limited Partners	(32,120,803)
Net income (loss)	(3,015,137)
Distribution of interest income to feeder funds	(160,315)

Partners’ Capital, December 31, 2018	17,282,003
Redemptions - Limited Partners	(16,171,068)
Net income (loss)	(1,098,103)
Distribution of interest income to feeder funds	(12,832)

Partners’ Capital, March 31, 2019	$-

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

1.	Organization:

Cambridge Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware on July 30, 2012, to engage in the speculative trading of a portfolio of commodity interests, including futures, option, swap and forward contracts. The Master exclusively traded in the currency sector. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The General Partner (as defined below) was permitted to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. On March 26, 2019, the General Partner terminated the management agreement (the “Management Agreement”) by and among the Advisor (as defined below), the Master and the General Partner effective the close of business on March 31, 2019. As a result, the Master terminated operations on March 31, 2019 and the Master changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation. The Master was liquidated in accordance with the terms of its limited partnership agreement (the “Limited Partnership Agreement”).

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to its termination on March 31, 2019, all trading decisions for the Master were made by the Advisor.

On September 1, 2012 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of its capital to the Master. On November 1, 2012, Ceres Tactical Global L.P. (formerly known as Ceres Tactical Currency L.P.) (“Ceres Tactical Global”) allocated a portion of its capital to the Master. On December 1, 2015, Managed Futures Custom Solutions Fund LP – Series A (formerly known as Morgan Stanley Managed Futures Custom Solutions Fund LP – Series A) (“Custom Solutions”), Ceres Tactical Systematic L.P. (formerly known as Tactical Diversified Futures Fund L.P.) (“Tactical Systematic”) and Institutional Futures Portfolio L.P. (“Institutional Portfolio”) each allocated a portion of their capital to the Master. On July 31, 2017, Custom Solutions redeemed its entire investment in the Master. On December 31, 2017, Institutional Portfolio redeemed its entire investment in the Master. On October 31, 2018, Emerging CTA redeemed its entire investment in the Master. On December 31, 2018, Ceres Tactical Global redeemed its entire investment in the Master. On March 31, 2019, Tactical Systematic redeemed its entire investment in the Master.

Effective October 1, 2018, the Master, the General Partner, The Cambridge Strategy (Asset Management) Limited (“Cambridge”), and Mesirow Financial International UK Limited (the “Advisor”), entered into a novation, assignment and assumption agreement, dated September 28, 2018, pursuant to which Cambridge transferred all of its future rights, obligations, and liabilities under that certain amended and restated management agreement, by and among the General Partner, the Master and Cambridge, dated as of December 1, 2015 (the “Initial Advisory Agreement”), to the Advisor. As of October 1, 2018 and up until its termination of operations effective March 31, 2019, the Advisor had undertaken to perform the Initial Advisory Agreement and was bound by its terms in every way as if it were the original party to it in place of Cambridge. Prior to October 1, 2018, the Master permitted commodity pools managed by Cambridge using the Asian Markets Alpha Programme and the Emerging Markets Alpha Programme, its proprietary, systematic trading systems, to invest together in one trading vehicle. References herein to the Advisor or the Advisors may also include, as relevant, reference to Cambridge.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. JPMorgan Chase Bank, N.A. (“JPMorgan”) also was a foreign exchange forward contract counterparty for the Master. The Master deposited a portion of its cash in a non-trading bank account at JPMorgan.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Prior to its termination of operations effective March 31, 2019, the Master operated under a structure in which its investor consisted of Tactical Systematic (the “Feeder” or the “Fund”). References herein to a “Feeder” or the “Funds” may also include as relevant, reference to Ceres Tactical Global, Emerging CTA, Custom Solutions and Institutional Portfolio. Tactical Systematic owned 100% of the Master at December 31, 2018.

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

The financial statements of the Master as of March 31, 2019 and for the period from January 1, 2019 to March 31, 2019 were prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Master to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by the Master during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets or a statement of changes in net assets available to limited partners. The Statements of Changes in Partners’ Capital (included herein) present the same information and thus the financial statements include a statement of net assets available to limited partners for the period from January 1, 2019 to March 31, 2019.

b.

Statement of Cash Flows. The Master did not provide a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and for the period from January 1, 2019 to March 31, 2019 and for the years ended December 31, 2018 and 2017, the Master carried no debt and all the Master’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on the trade date and open contracts were recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were closed and were determined using the first-in, first-out method. Net unrealized gains or losses on open contracts were included as a component of “equity in trading account” in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses from the preceding year were included in the Statements of Income and Expenses. The Master did not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations due to changes in market prices of investments held. Such fluctuations were included in total trading results in the Statements of Income and Expenses.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Master’s Cash. The Master’s cash included cash denominated in foreign currencies of ($70) (proceeds of $72) and ($157) (proceeds of $119) at March 31, 2019 and December 31, 2018, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master followed the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would have been recorded as a tax benefit or liability in the Master’s Statements of Financial Condition for the current year. If a tax position did not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, was recognized in the Statements of Income and Expenses in the year(s) in which the position was claimed or expected to be claimed. The General Partner has concluded that there were no significant uncertain tax positions that would have required recognition in the financial statements. The Master filed U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2015 through 2018 tax years remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception. Accordingly, the Master followed the investment company accounting and reporting guidance of Topic 946 and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master. The Limited Partnership Agreement was in effect until March 31, 2019, when the Master terminated operations.

b.	Management Agreement:

The General Partner, on behalf of the Master, had entered into a Management Agreement with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until March 31, 2019, when the Master terminated operations.

c.	Customer Agreement:

The Master had entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) were borne by the Master and allocated to the Funds. All other fees were borne directly by the Funds. The Master’s cash deposited with MS&Co. was held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash was equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. At March 31, 2019 and December 31, 2018, the amount of cash held by the Master for margin requirements was $75,330 and $4,615,439, respectively. Cash that was not classified as restricted cash was therefore classified as unrestricted cash. The Customer Agreement was in effect until March 31, 2019, when the Master terminated operations.

d.	FX Agreement:

On July 12, 2017, the Master entered into certain agreements with JPMorgan in connection with trading in forward foreign currency contracts. These agreements included a foreign exchange and bullion authorization agreement (“FX Agreement”), an International Swap Dealers Association, Inc. master agreement (“Master Agreement”), a schedule to the Master Agreement, a 2016 credit support annex for variation margin to the schedule and an institutional account agreement. Under the FX Agreement, JPMorgan charged a fee on the aggregate foreign currency transactions entered into on behalf of the Master during a month. These agreements were in effect until March 31, 2019, when the Master terminated operations.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement and/or foreign exchange brokerage account agreement gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. For financial reporting purposes, the Master netted the unrealized gains and losses on open futures and open forward contracts in the Statements of Financial Condition, since the criteria under ASC 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average notional values of currency forward contracts traded during the period from January 1, 2019 to March 31, 2019 (termination of operations) and the year ended December 31, 2018 were $1,471,653,146 and $2,103,018,533, respectively.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of March 31, 2019 (termination of operations) and December 31, 2018, respectively.

		Gross Amounts	Net Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/	Net
March 31, 2019	Recognized	Condition	Condition	Instruments	Pledged*	Amount
Assets
JPMorgan
Forwards	$1,486,557	$(1,486,557)	$-	$-	$-	$-

Total assets	$1,486,557	$(1,486,557)	$-	$-	$-	$-

Liabilities
JPMorgan
Forwards	$(1,562,305)	$1,486,557	$(75,748)	$-	$75,748	$-

Total liabilities	$(1,562,305)	$1,486,557	$(75,748)	$-	$75,748	$-

Net fair value						$-	*

		Gross Amounts	Net Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/	Net
December 31, 2018	Recognized	Condition	Condition	Instruments	Pledged*	Amount

Assets
JPMorgan
Forwards	$2,894,035	$(2,894,035)	$-	$-	$-	$-

Total assets	$2,894,035	$(2,894,035)	$-	$-	$-	$-

Liabilities
JPMorgan
Forwards	$(3,147,319)	$2,894,035	$(253,284)	$-	$253,284	$-

Total liabilities	$(3,147,319)	$2,894,035	$(253,284)	$-	$253,284	$-

Net fair value						$-	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures brokers and a counterparty to certain of the Master’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Master’s non-exchange-traded contracts, each had the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not have posted collateral and as such, in the event of default by such counterparty, the Master was exposed to the amount shown in the Master’s Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may have been available in the event of a default.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following tables indicate the gross fair values of derivative instruments of forward contracts as separate assets and liabilities as of March 31, 2019 (termination of operations) and December 31, 2018, respectively.

	March 31,
	2019
Assets
Forward Contracts
Currencies	$1,486,557

Total unrealized appreciation on open forward contracts	1,486,557

Liabilities
Forward Contracts
Currencies	(1,562,305)

Total unrealized depreciation on open forward contracts	(1,562,305)

Net unrealized depreciation on open forward contracts	$(75,748)	*

*	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

	December 31,
	2018
Assets
Forward Contracts
Currencies	$2,894,035

Total unrealized appreciation on open forward contracts	2,894,035

Liabilities
Forward Contracts
Currencies	(3,147,319)

Total unrealized depreciation on open forward contracts	(3,147,319)

Net unrealized depreciation on open forward contracts	$(253,284)	*

*	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period from January 1, 2019 to March 31, 2019 (termination of operations) and for the years ended December 31, 2018 and 2017.

Sector	2019		2018		2017
Currencies	$(1,169,131)		$(3,386,331)		$1,967,437

Total	$(1,169,131)	**	$(3,386,331)	**	$1,967,437	**

**	This amount is in “Total trading results” in the Statements of Income and Expenses.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considered prices for commodity futures, exchange-traded swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derived fair values for those assets and liabilities from observable inputs (Level 2). As of March 31, 2019 (termination of operations) and December 31, 2018, for the period January 1, 2019 to March 31, 2019 (termination of operations) and for the year ended December 31, 2018, the Master did not hold any exchange-traded commodity futures, forward, swap and option contracts based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) or derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3).

March 31, 2019	Total	Level 1	Level 2	Level 3
Assets
Forwards	$1,486,557	$-	$1,486,557	$-

Total assets	$1,486,557	$-	$1,486,557	$-

Liabilities
Forwards	$1,562,305	$-	$1,562,305	$-

Total liabilities	$1,562,305	$-	$1,562,305	$-

December 31, 2018	Total	Level 1	Level 2	Level 3
Assets
Forwards	$2,894,035	$-	$2,894,035	$-

Total assets	$2,894,035	$-	$2,894,035	$-

Liabilities
Forwards	$3,147,319	$-	$3,147,319	$-

Total liabilities	$3,147,319	$-	$3,147,319	$-

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

6.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors who became limited partners on the first day of the month after their subscriptions were processed. Distributions were made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date, except for distribution of interest income to feeder funds, as applicable. Generally, a limited partner withdrew all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and informed the Master. However, a limited partner also had the right to request a withdrawal as of the end of any day if such request was received by the General Partner at least three days in advance of the proposed withdrawal day.

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the period from January 1, 2019 to March 31, 2019 (termination of operations) and for the years ended December 31, 2018 and 2017 were as follows:

	2019*	2018	2017
Ratios to Average Limited Partners’ Capital**:
Net investment income (loss)***	1.9%	1.2%	0.3%

Operating expenses before expense reimbursements	0.8%	0.5%	0.4%
Expense reimbursements	-%	-%	(0.1)%

Operating expenses after expense reimbursements	0.8%	0.5%	0.3%

Total return	(7.2)%	(13.1)%	1.5%

*	Average partners’ capital is calculated using pre-liquidation partners’ capital.
**	Annualized (other than total return and incentive fees)
***	Interest income less total expenses, net of expense reimbursements.

The above ratios and total return may vary for individual investors based on the timing of capital transactions. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance-sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have included forwards, futures, options and swaps whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may have also been traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forward and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimated that at any given time, approximately 100% of the Master’s contracts were traded OTC.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts were valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts were recognized in the period in which the contract was closed or the changes occurred, respectively, and are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of futures and forward contracts held and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, as MS&Co., an MS&Co. affiliate, or JPMorgan were the counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty was an exchange or clearing organization.

The General Partner monitored and attempted to mitigate the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believed it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

In the ordinary course of business, the Master entered into contracts and agreements that contained various representations and warranties and which provided general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The Master considered the risk of any future obligation relating to these indemnifications to be remote.

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The General Partner has assessed the subsequent events through May 23, 2019, the date the financial statements were available to be issued and has determined that, other than disclosed in Note 10, “Liquidation of the Master,” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

Cambridge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

10.	Liquidation of the Master:

The payments of the Master’s liquidation redemptions payable to the Fund were made on or about April 8, 2019.